Exhibit 99.1

PRESS RELEASE

For Immediate Release:  September 27, 2004

Contact:  Ronnie Lyon

Phone:           903-813-0377

Email:            rlyon1@airmail.net

CAP ROCK ANNOUNCES RECEIPT OF NOTICES OF VIOLATION FROM THE PUC

MIDLAND, TX —Cap Rock Energy Corporation (AmEx: RKE) today announced that it has received two Notice of Violations (NOV) from the Public Utility Commission of Texas (PUC).  These NOV’s, which contain recommendations of the PUC staff, are the result of changes to the Public Utility Regulatory Act (PURA) passed in 2003 which changed the way Cap Rock was regulated.  Prior to September 1, 2003, Cap Rock’s rates were regulated by its Board of Directors, the same way all electric cooperatives in the state are regulated.  During the 2003 legislative session, a small group of Cap Rock’s customers, who were opposed to the company’s conversion from an electric cooperative to a shareholder owned corporation, were successful in getting the law changed so that Cap Rock would be regulated by the PUC instead of its Board.  The changes, which took effect September 1, 2003, applied only to Cap Rock and did not affect the way any other utility in the state is regulated.

The NOV’s cite Cap Rock for charging late fees to residential customers who do not pay their fees on time and for charging a regulatory surcharge to customers to recover costs incurred in a prior PUC proceeding.   Both of these charges were made in accordance with Cap Rock’s tariff which had been adopted by its Board in accordance with Texas law at the time.  Once Cap Rock came under the regulatory authority of the PUC on September 1, 2003, it filed those tariffs with the PUC.   “The PUC staff reviewed our tariffs after they were filed and had recommendations to bring the tariffs into compliance with the rules and regulations of the PUC and the Public Utility Regulatory Act,” stated Ronnie Lyon, VP and General Counsel of Cap Rock.  “We have amended the tariffs to make all of their suggested changes and the proposed tariff with those amendments is filed and awaiting approval.  The charges for which we have been cited relate to charges that were made under our legally adopted and approved tariff.  This is a case where the transition in regulatory authority has created a situation where the Company has a legally adopted tariff, but all of its provisions do not comply with the PUC rules and regulations. The Company has filed a proposed  tariff which complies with PUC rules and regulations, but due to actions of a small group of customers, this tariff has not yet been approved by the PUC”.

The NOV’s recommend that Cap Rock pay fines and customer refunds in excess of $1.3 million.  “These are the same claims that this small group of customers has been making in our PUC proceedings for months,” stated Will West, VP and Chief Strategic Officer for Cap Rock.

“Once the PUC ruled that these allegations should not be considered in our tariff filing, they were made in these enforcement actions.  This is truly a matter of ‘same song, second verse’.  We were ordered into regulation by the PUC with little time to prepare.  Now, our detractors would have us penalized because some of our procedures do not comply with PUC rules even though they weren’t required to comply.  We are very optimistic that these matters will be disposed of appropriately and in the proper forum”.

Cap Rock Energy provides electric distribution services to over 35,000 meters in 28 counties in Texas.  Its corporate office is located in Midland, Texas, with service divisions in Stanton, Colorado City, Brady and Celeste, Texas.  The Company also provides management services to the Farmersville Municipal Electric System.  The Company’s predecessor, Cap Rock Electric Cooperative, Inc., was incorporated as an electric cooperative in the State of Texas in 1939.

All statements, other than statements of historical fact included in this news release are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Any such forward looking statements involve risks and uncertainties and actual results, performance or achievements of Cap Rock Energy may be different from those expressed or implied in the forward looking statements.